Exhibit 99.1

Press Release	Source: HQ Sustainable Maritime Industries, Inc.

HQ to Move to American Stock Exchange

Monday May 14, 8:18 am ET

Expected to Trade Under HQS Commencing May 17th

SEATTLE, WA—(MARKET WIRE)—May 14, 2007 — HQ Sustainable Maritime Industries, Inc. (OTC BB:HQSB.OB—News), a leader in toxin-free integrated aquaculture and aquatic product processing, was notified that its application for listing on the American Stock Exchange has been approved. The trading of HQ’s common stock is expected to begin May 17th, 2007, under the trading symbol HQS. The company’s common stock will continue trading on the Over-The-Counter Bulletin Board System under the symbol “HQSB” until the move is complete. This approval is contingent upon the Company being in compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the Company is not in compliance with such standards.

“HQ is very pleased to take this step and be listed on the American Stock Exchange,” said Norbert Sporns, chief executive officer. “This is a significant milestone for this company and our employees — and we know that listing on a national exchange is something our shareholders have been waiting for and will view as a positive step.”

About HQ Sustainable Maritime Industries, Inc.

HQ Sustainable Maritime Industries, Inc. is an integrated aquaculture and aquatic product processing company, with operations based in the environmentally pristine island province of Hainan, in the South China Sea. HQ practices cooperative sustainable aquaculture, using nutraceutically enriched feeds and conducting fish processing and sales. The company is dedicated to sustainable toxin-free methods giving its customers the purest products possible. The Company holds HACCP certification from the U.S. FDA and the EU Code assignment of quality, permitting its products to be sold in these international markets. It owns a nutraceuticals and health products company, which is HACCP certified, and produces and sells products subject to stringent laboratory tests certified by the China Ministry of Health. This GMP certified plant produces nutraceuticals, which enrich feed used by HQ’s cooperative aquaculture operations. HQ has commenced construction of a 100,000 ton per year organic feed mill in Wenchang. In addition to headquarters in Seattle, HQ has operational offices in Wenchang, Hainan. (http://www.hqfish.com).

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “intend,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HQ Sustainable Maritime Industries, Inc. (the Company) to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to the Company’s ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under “Search for Company Filings.”

Contact:

Contact:

Norbert Sporns

Chief Executive Officer

HQ Sustainable Maritime Industries Inc.

Toll free: 866-907-1757

Fax: 206-621-0318

Email Contact

Source: HQ Sustainable Maritime Industries, Inc.